EXHIBIT 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President of Marketing	President and Chief Executive Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0472
cscott@homesavings.com

UCFC ANNOUNCES RECORD EARNINGS

AND A DIVIDEND INCREASE

•	Net quarterly income of $5.3 million, up 29.2% from the same period last year
•	Diluted earnings per share of $0.11, up 33.3% from the second quarter of 2015
•	ROA of 1.04% — ROE of 8.63% for the quarter
•	Net interest margin increased to 3.25% compared to 3.21% in the first quarter of 2016
•	Loans, including loans held for sale, increased 14.5% in the second quarter of 2016 compared to the second quarter of 2015
•	Net chargeoff activity of 4 basis points during the quarter
•	Dividend of $0.03 per common share declared, a 20% increase from the prior quarter

YOUNGSTOWN, Ohio (July 19, 2016) – United Community Financial Corp. (Company) (Nasdaq: UCFC), parent company of The Home Savings and Loan Company (Home Savings), announced today that net income for the quarter ended June 30, 2016, was $5.3 million, up 29.2% from the $4.1 million reported for the quarter ended June 30, 2015. Second quarter diluted earnings per share increased 33.3% to $0.112 from $0.084 reported at the same time last year. Net income for the six months ended June 30, 2016 totaled $8.7 million, up 10.7% from the $7.8 million reported for the six months ended June 30, 2015. For the same time period, diluted earnings per share increased to $0.182, up 14.5% from the $0.159 per share previously reported.

Gary M. Small, President and Chief Executive Officer of the Company, commented, “I am very proud of the team’s accomplishments during a very challenging period. Regardless of the somewhat unfavorable rate environment facing the industry, we have managed to stay on our growth track in each business group. Year over year, loan growth is up 15%, revenue is up over 10%, and margin is improving while expenses remain relatively flat.” Small continued, “Home Savings has developed a more diverse business model over the past 24 months. We are benefiting from those efforts today and we are better positioned to continue to deliver strong performance in the less certain times ahead.”

Balance Sheet Highlights

Total Loans

Total loans, including loans held for sale, increased $182.4 million, or 14.5% to $1.4 billion at June 30, 2016, compared to June 30, 2015, and 13.3% on an annualized basis through the second quarter compared to December 31, 2015. This positive growth is being driven primarily by the commercial loan portfolio. Commercial loan production of $145.4 million for the first six months was approximately 30% higher than the first six months of 2015, while commercial loan balances grew over 39% during the same time period and 18.3% for the first six months of 2016. Unfunded commercial loan commitments grew by 35% during the first six months of 2016.

Residential loans, including residential loans held for sale, grew as planned at a measured pace, increasing $48.1 million, or 6.2%, at June 30, 2016 compared to June 30, 2015. During the same time period, residential loan production grew by 26.2%, when comparing the second quarter of 2016 to the same time period in the previous year. Pipeline levels remain strong at the end of the second quarter.

Total Deposits

Total deposits increased $16.5 million, or 1.1% to $1.5 billion at June 30, 2016, compared to June 30, 2015, and 2.8% on an annualized basis during the first six months of 2016 compared to December 31, 2015. The Company continues to see improvement in growing public funds, which grew $38.3 million, or 46.0%, to $121.7 million at June 30, 2016, compared to $83.4 million at June 30, 2015. Noninterest bearing checking accounts grew $29.9 million, or 14.5% at June 30, 2016, compared to June 30, 2015. Furthermore, the Company has seen an increase in business deposits of $13.9 million, or 11.7%, during the first half of the year. During the quarter, as planned, the Company allowed high-cost certificates of deposit to roll off, causing a reduction in certificates of deposit of $9.7 million. As the deposit base changes, the Company has realized the benefit of lowering its overall cost of deposits to 41 basis points for the three months ended June 30, 2016.

Second Quarter and Year-to-date Results

Net Interest Income and Margin

Net interest income on a fully taxable equivalent basis was $15.5 million in the second quarter of 2016, up 12.0% from the $13.9 million recorded in the second quarter of 2015. The improvement in net interest income was primarily due to the growth in average net loan balances and a decline in funding costs, quarter versus quarter. Net interest income on a fully taxable equivalent basis was $30.5 million in the first half of 2016, up 10% from the $27.7 million recorded in the first half of 2015.

Net interest margin was 3.25% for the second quarter of 2016, an increase from 3.16% reported in the second quarter of 2015. This increase was due to the prepayment of high cost debt at the end of 2015 and the repricing of higher cost certificates of deposit during the quarter.

Net interest margin was 3.23% for the first six months of 2016, an increase from 3.20% reported in the first six months of 2015. The Company is taking steps to mitigate the impact of the current challenging interest rate environment experienced by the Company and industry as a whole.

Provision for Loan Losses

The Company recognized a provision for loan losses expense of $395,000 in the second quarter of 2016 compared to an expense of $2.2 million in the first quarter of 2016. Net chargeoffs for the quarter totaled four basis points. The first quarter included the impact of the chargeoff of a long-held commercial real estate loan.

The Company recognized a provision for loan losses expense of $2.6 million in the first six months of 2016 compared to an expense of $569,000 in the comparable period of 2015.

Non-Interest Income

Non-interest income was $5.8 million in the second quarter of 2016 compared to $5.3 million in the second quarter of 2015. Favorably impacting the change was the benefit of insurance agency income of $516,000 coupled with a 21.1% increase in debit/credit card fees along with a 59.7% increase in brokerage income. The Company also recognized security gains of $233,000 in the quarter as the investment portfolio is realigned to include higher-yielding municipal securities. Offsetting these gains were an increase in the valuation adjustment of mortgage servicing rights of $498,000 and, to a lesser extent, a decrease in mortgage banking income of $172,000.

Non-interest income was $10.4 million in the first half of 2016 compared to $9.4 million in the comparable period last year. Positively impacting the comparison was the benefit of insurance agency income totaling $818,000. Also contributing to the change was an increase of 11.7% of deposit related fees along with an increase of 28.9% in brokerage income and a 14.9% increase in debit/credit card fees, for a total of $698,000. The first half also saw security gains totaling $419,000. These increases were partially offset by a $772,000 increase in the valuation adjustment of mortgage servicing rights.

Non-Interest Expense

Non-interest expense was $12.9 million for the second quarter of 2016, which represented an increase of $652,000, or 5.3%, from the second quarter of 2015. Included in this increase were expenses of $307,000 related to the operation of the insurance agency acquired in 2016. The efficiency ratio continues to show improvement at 60.81% for the second quarter of 2016 as compared to 63.40% in the same time period last year.

Non-interest expense was $25.3 million for the six months ended June 30, 2016, which represented an increase of $435,000, or 1.7%, from the six months ended June 30, 2015. As in the quarter to quarter comparison, the acquisition of the insurance company and its operating expenses to date of $517,000 positively impacted the current six months. After giving consideration to the new acquisition, non-interest expense was essentially flat, in comparison to the same period last year. The efficiency ratio was 62.34% for the first six months of 2016 compared to 66.64% for the same period last year.

Pre-tax, Pre-provision Income

Pre-tax, pre-provision income was $8.3 million for the three months ended June 30, 2016, up $1.3 million, or 19.3%, from the $6.9 million recorded for the three months ended June 30, 2015. Pre-tax, pre-provision income was $15.3 million for the six months ended June 30, 2016, up $3.1 million, or 25.2%, from the $12.2 million recorded for the six months ended June 30, 2015. Pre-tax, pre-provision income is derived by subtracting provision for loan losses and income tax expense from net income. The Company believes this non-GAAP measure presentation removes volatility that can occur quarter to quarter due to changes in factors used in calculating the provision for loan losses.

Equity

Tangible book value per common share at June 30, 2016 improved to $5.43, as compared to $5.14 at December 31, 2015. Much of this change was due to changes in accumulated other comprehensive income paralleling the drop in long-term interest which resulted in a higher valuation of the Company’s securities portfolio. The Company continues its share repurchase program, repurchasing approximately 1.5 million shares during the first six months of 2016.

Dividend to be Paid

The Board of Directors declared an increase in a quarterly cash dividend of $0.03 per common share payable August 12, 2016 to shareholders of record at the close of business August 1, 2016.

Conference Call

United Community Financial Corp. will host an earnings conference call on Wednesday, July 20, 2016, at 10:00 a.m. ET., to provide an overview of the Company’s second quarter 2016 results and highlights. The conference call may be accessed by calling 1-877-272-7661 ten minutes prior to the start time. Please ask to be joined into the United Community Financial Corp. (UCFC) call. Additionally, a live webcast may be accessed from the Company’s website ir.ucfconline.com. Click on 2nd Quarter 2016 Conference Call on our corporate profile page to join the webcast.

United Community Financial Corp.

Home Savings is a wholly owned subsidiary of the Company and operates retail banking offices and loan production centers in Ohio, western Pennsylvania and West Virginia. Additional information on the Company, Home Savings and James & Sons Insurance may be found on the Company’s web site: ir.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have”, “can expect” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30, 2016	December 31, 2015
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$24,176	$20,528
Federal funds sold	17,011	15,382

Total cash and cash equivalents	41,187	35,910
Securities:
Available for sale, at fair value	367,202	357,670
Held to maturity (fair value of $109,662 and $109,664, respectively)	107,505	110,699
Loans held for sale, at lower of cost or market	928	9,085
Loans held for sale, at fair value	42,919	26,716
Loans, net of allowance for loan losses of $17,172 and $17,712	1,398,106	1,316,192
Federal Home Loan Bank stock, at cost	18,068	18,068
Premises and equipment, net	20,579	20,678
Accrued interest receivable	6,434	5,978
Real estate owned and other repossessed assets	1,616	2,727
Goodwill	1,554	—
Core deposit intangible	7	30
Cash surrender value of life insurance	55,096	54,366
Other assets	19,341	29,870

Total assets	$2,080,542	$1,987,989

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,219,573	$1,208,238
Non-interest bearing	236,173	227,505

Total deposits	1,455,746	1,435,743
Borrowed funds:
Federal Home Loan Bank advances
Long-term advances	47,365	46,975
Short-term advances	296,000	232,000

Total Federal Home Loan Bank advances	343,365	278,975
Repurchase agreements and other	523	535

Total borrowed funds	343,888	279,510
Advance payments by borrowers for taxes and insurance	19,599	21,174
Accrued interest payable	99	53
Accrued expenses and other liabilities	7,135	7,264

Total liabilities	1,826,467	1,743,744

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and no shares outstanding	—	—
Common stock-no par value; 499,000,000 shares authorized; 54,138,910 shares
issued and 46,492,527 and 47,517,644 shares, respectively, outstanding	173,203	174,304
Retained earnings	146,385	140,819
Accumulated other comprehensive loss	(8,640)	(19,220)
Treasury stock, at cost, 7,646,383 and 6,621,266 shares, respectively	(56,873)	(51,658)

Total shareholders’ equity	254,075	244,245

Total liabilities and shareholders’ equity	$2,080,542	$1,987,989

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30	March 31,	June 30,	June 30	June 30,
	2016	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Interest income
Loans	$14,184	$13,801	$12,890	$27,985	$25,581
Loans held for sale	363	332	341	695	635
Securities:
Available for sale, nontaxable	290	123	—	413	—
Available for sale, taxable	1,781	1,935	2,679	3,716	5,540
Held to maturity, nontaxable	62	55	12	117	12
Held to maturity, taxable	524	577	—	1,101	—
Federal Home Loan Bank stock dividends	180	182	178	362	360
Other interest earning assets	15	15	11	30	17

Total interest income	17,399	17,020	16,111	34,419	32,145
Interest expense
Deposits	1,496	1,612	1,639	3,108	3,172
Federal Home Loan Bank advances	563	530	302	1,093	607
Repurchase agreements and other	6	5	319	11	635

Total interest expense	2,065	2,147	2,260	4,212	4,414

Net interest income	15,334	14,873	13,851	30,207	27,731
Taxable equivalent adjustment	187	95	6	282	6

Net interest income (FTE) (1)	15,521	14,968	13,857	30,489	27,737
Provision for loan losses	395	2,155	753	2,550	569

Net interest income after provision for loan losses (FTE)	15,126	12,813	13,104	27,939	27,168

Non-interest income
Insurance agency income	516	302	—	818	—
Brokerage income	396	300	248	696	540
Service fees and other charges:
Deposit related fees	1,362	1,326	1,341	2,688	2,406
Mortgage servicing fees	701	698	681	1,399	1,355
Mortgage servicing rights valuation	(292)	(435)	206	(727)	45
Mortgage servicing rights amortization	(567)	(468)	(462)	(1,035)	(905)
Other service fees	47	18	20	65	37
Net gains (losses):
Securities available for sale	233	153	—	386	11
Mortgage banking income	1,869	1,382	2,041	3,251	3,594
Real estate owned and other repossessed assets charges, net	(63)	(13)	(102)	(76)	(192)
Debit/credit card fees	1,120	881	925	2,001	1,741
Other income	458	514	377	972	761

Total non-interest income	5,780	4,658	5,275	10,438	9,393

Non-interest expense
Salaries and employee benefits	7,186	7,088	6,898	14,274	14,074
Occupancy	855	862	768	1,717	1,686
Equipment and data processing	1,887	1,835	1,719	3,722	3,391
Financial institutions tax	431	442	326	873	652
Advertising	221	127	221	348	363
Amortization of core deposit intangible	10	13	13	23	27
FDIC insurance premiums	287	326	307	613	633
Other insurance premiums	73	89	85	162	169
Professional fees:
Legal and consulting fees	214	197	311	411	528
Other professional fees	351	70	386	421	762
Real estate owned and other repossessed asset expenses	77	72	18	149	159
Other expenses	1,268	1,343	1,156	2,611	2,445

Total non-interest expenses	12,860	12,464	12,208	25,324	24,889

Income before income taxes	8,046	5,007	6,171	13,053	11,672
Taxable equivalent adjustment	187	95	6	282	6
Income tax expense	2,529	1,592	2,040	4,121	3,855

Net income	$5,330	$3,320	$4,125	$8,650	$7,811

Earnings per common share:
Basic	$0.113	$0.070	$0.085	$0.182	$0.160
Diluted	0.112	0.069	0.084	0.182	0.159

(1)	Net interest income is also presented on a fully taxable equivalent (FTE) basis, the Company believes this non-GAAP measure is the preferred industry measurement for this item.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED AVERAGE BALANCES

(Unaudited)

	For the three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in thousands)
Interest earning assets:
Net loans (1)	$1,369,683	$14,186	4.14%	$1,331,265	$13,801	4.15%	$1,190,446	$12,890	4.33%
Loans held for sale	37,521	363	3.87%	35,359	332	3.76%	33,268	341	4.10%
Securities:
Available for sale-taxable	315,583	1,781	2.26%	337,226	1,935	2.30%	485,576	2,679	2.21%
Available for sale-nontaxable (2)	42,394	441	4.16%	18,134	189	4.17%	—	—	—%
Held to maturity-taxable	95,933	524	2.18%	99,043	577	2.33%	—	—	—%
Held to maturity-nontaxable (2)	12,971	96	2.96%	10,375	83	3.20%	2,184	18	3.30%
Federal Home Loan Bank stock	18,068	180	3.98%	18,068	182	4.03%	18,068	178	3.94%
Other interest earning assets	18,978	15	0.32%	18,130	15	0.33%	22,928	11	0.19%

Total interest earning assets	1,911,131	17,586	3.68%	1,867,600	17,114	3.67%	1,752,470	16,117	3.68%
Non-interest earning assets	132,780			133,988			129,858

Total assets	$2,043,911			$2,001,588			$1,882,328

Interest bearing liabilities:
Deposits:
Checking accounts	$505,284	261	0.21%	$481,350	266	0.22%	$489,690	257	0.21%
Savings accounts	291,820	34	0.05%	283,892	41	0.06%	283,070	40	0.06%
Certificates of deposit	434,053	1,201	1.11%	447,459	1,305	1.17%	445,707	1,342	1.20%
Federal Home Loan Bank advances
Long-term advances	47,237	307	2.60%	47,043	289	2.46%	46,458	262	2.26%
Short-term advances	246,967	256	0.41%	236,747	241	0.41%	103,093	40	0.16%
Repurchase agreements and other	527	6	4.55%	532	5	3.76%	30,550	319	4.18%

Total interest bearing liabilities	$1,525,888	2,065	0.54%	$1,497,023	2,147	0.57%	$1,398,568	2,260	0.65%

Non-interest bearing liabilities
Total noninterest bearing deposits	241,098			228,308			209,174
Other noninterest bearing liabilities	29,751			27,111			29,467

Total noninterest bearing liabilities	270,849			255,419			238,641

Total liabilities	$1,796,737			$1,752,442			$1,637,209
Shareholders’ equity	247,174			249,146			245,119

Total liabilities and equity	$2,043,911			$2,001,588			$1,882,328

Net interest income and interest rate spread		$15,521	3.14%		$14,967	3.09%		$13,857	3.03%

Net interest margin			3.25%			3.21%			3.16%
Average interest earning assets to average interest bearing liabilities			125.25%			124.75%			125.30%
Total interest bearing deposits	$1,231,157	$1,496		$1,212,701	$1,612		$1,218,467	$1,639
Non-interest bearing deposits	241,098	—		228,308	—		209,174	—

Total average deposits and cost of deposits	1,472,255	1,496	0.41%	1,441,009	1,612	0.45%	1,427,641	1,639	0.46%

Other interest bearing liabilities	294,731	569		284,322	535		180,101	621

Total average deposits and other interest bearing liabilities and total cost of funds	$1,766,986	$2,065	0.47%	$1,725,331	$2,147	0.50%	$1,607,742	$2,260	0.56%

(1)	Nonaccrual loans are included in the average balance at a yield of 0%.
(2)	Yields are on a fully taxable equivalent basis.

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands, except per share data)
Financial Data
Total assets	$2,080,542	$2,036,430	$1,987,989	$1,970,887	$1,922,789
Total loans, net	1,398,106	1,359,146	1,316,192	1,277,330	1,224,468
Total securities	474,707	473,207	468,369	479,817	477,747
Total deposits	1,455,746	1,466,614	1,435,743	1,410,484	1,439,247
Average interest-bearing deposits	1,231,157	1,212,701	1,209,063	1,219,735	1,218,467
Average noninterest-bearing deposits	241,098	228,308	219,379	211,923	209,174
Total shareholders’ equity	254,075	251,804	244,245	243,929	236,462
Net interest income	15,334	14,873	14,490	14,301	13,851
Net interest income (FTE) (1)	15,521	14,967	14,535	14,320	13,857
Provision (recovery) for loan losses	395	2,155	893	673	753
Noninterest income	5,780	4,658	5,451	4,873	5,275
Noninterest expense	12,859	12,464	12,755	12,285	12,208
Income tax expense (benefit)	2,529	1,592	1,965	2,073	2,040
Net income	5,330	3,320	4,328	4,143	4,125

Share Data
Basic earnings per common share	$0.113	$0.070	$0.091	$0.087	$0.085
Diluted earnings per common share	0.112	0.069	0.090	0.086	0.084
Book value per common share	5.46	5.30	5.14	5.12	4.95
Tangible book value per common share	5.43	5.27	5.14	5.12	4.95
Market value per common share	6.08	5.87	5.90	5.00	5.35
Common shares outstanding at end of period	46,493	47,507	47,518	47,614	47,763
Weighted average shares outstanding—basic	46,869	47,272	47,356	47,480	48,359
Weighted average shares outstanding—diluted	47,117	47,551	47,636	47,744	48,634

Key Ratios
Return on average assets (2)	1.04%	0.66%	0.88%	0.85%	0.88%
Return on average equity (3)	8.63%	5.33%	7.02%	6.87%	6.73%
Net interest margin	3.25%	3.21%	3.16%	3.18%	3.16%
Efficiency ratio (4)	60.81%	63.90%	63.74%	63.54%	63.40%
Nonperforming loans to net loans, end of period	1.45%	1.48%	1.27%	1.20%	1.55%
Nonperforming assets to total assets, end of period	1.06%	1.08%	0.98%	0.95%	1.16%
Allowance for loan loss as a percent of loans, end of period	1.21%	1.23%	1.33%	1.35%	1.36%
Delinquent loans to total net loans, end of period	1.49%	1.50%	1.70%	1.62%	1.43%

(1)	Net interest income is presented on a fully taxable equivalent (FTE) basis, the Company believes this non-GAAP measure is the preferred industry measurement for this item
(2)	Net income divided by average total assets
(3)	Net income divided by average total equity
(4)	Excludes penalty on the prepayment of repurchase agreements

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
Loan Portfolio Composition
Commercial loans
Multi-family	$81,022	$80,581	$80,170	$74,042	$69,485
Owner/nonowner occupied commercial real estate	196,110	184,279	175,456	167,366	148,025
Land	9,748	8,938	9,301	9,709	10,231
Construction	61,744	49,858	38,812	26,545	16,265
Commercial and industrial	88,804	83,256	66,013	65,004	69,269

Total	437,428	406,912	369,752	342,666	313,275
Residential mortgage loans
Real estate	747,530	741,401	733,685	723,619	709,342
Construction	35,275	38,994	40,898	40,723	34,074

Total	782,805	780,395	774,583	764,342	743,416
Consumer loans
Consumer	193,273	187,323	188,258	186,661	183,696

Total	193,273	187,323	188,258	186,661	183,696

Total loans	1,413,506	1,374,630	1,332,593	1,293,669	1,240,387
Less:
Allowance for loan losses	17,172	16,903	17,712	17,482	16,881
Deferred loan costs, net	(1,772)	(1,419)	(1,311)	(1,143)	(962)

Total	15,400	15,484	16,401	16,339	15,919

Total loans, net	1,398,106	1,359,146	1,316,192	1,277,330	1,224,468
Loans held for sale, net	43,847	35,998	35,801	38,274	35,102

Total loans	$1,441,953	$1,395,144	$1,351,993	$1,315,604	$1,259,570

	At or for the quarters ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$182,713	$194,586	$160,264	$168,025	$179,969
Non-interest bearing checking accounts	236,173	230,831	227,505	208,598	206,228

Total checking accounts	418,886	425,417	387,769	376,623	386,197
Savings accounts	292,232	288,324	280,889	277,313	282,737
Money market accounts	314,081	312,577	312,125	309,004	313,602

Total non-time deposits	1,025,199	1,026,318	980,783	962,940	982,536
Retail certificates of deposit	430,547	440,296	454,960	447,544	456,711

Total certificates of deposit	430,547	440,296	454,960	447,544	456,711

Total deposits	$1,455,746	$1,466,614	$1,435,743	$1,410,484	$1,439,247

Certificates of deposit as a percent of total deposits	29.58%	30.02%	31.69%	31.73%	31.73%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
Allowance For Loan Losses
Beginning balance	$16,903	$17,712	$17,482	$16,881	$17,221
Provision (recovery)	395	2,155	893	673	753
Net chargeoffs	(126)	(2,964)	(663)	(72)	(1,093)

Ending balance	$17,172	$16,903	$17,712	$17,482	$16,881

	At or for the quarters ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
Net (Charge-offs) Recoveries
Commercial loans
Multi-family	$3	$7	$7	$9	$(64)
Owner/nonowner occupied commercial real estate	(117)	(2,213)	(67)	(109)	(31)
Land	—	—	(100)	(12)	—
Construction	—	—	21	(88)	(603)
Commercial and industrial	62	(74)	141	137	127

Total	(52)	(2,280)	2	(63)	(571)
Residential mortgage loans
Real estate	(59)	(300)	(611)	(17)	(306)
Construction	—	—	—	—	—

Total	(59)	(300)	(611)	(17)	(306)
Consumer loans
Consumer	(15)	(384)	(54)	8	(216)

Total	(15)	(384)	(54)	8	(216)

Total net chargeoffs	$(126)	$(2,964)	$(663)	$(72)	$(1,093)

	At or for the quarters ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
Nonperforming Loans
Commercial loans
Multi-family	$—	$—	$—	$—	$85
Owner/nonowner occupied commercial real estate	7,370	7,557	3,599	3,694	5,637
Land	384	384	384	484	496
Construction	—	—	—	415	415
Commercial and industrial	4,624	4,652	4,016	4,016	4,016

Total	12,378	12,593	7,999	8,609	10,649
Residential mortgage loans
Real estate	5,713	5,312	6,181	4,845	6,475
Construction	—	—	—	—	—

Total	5,713	5,312	6,181	4,845	6,475
Consumer loans
Consumer	2,250	2,200	2,567	1,887	1,887

Total	2,250	2,200	2,567	1,887	1,887

Total nonperforming loans	$20,341	$20,105	$16,747	$15,341	$19,011

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$15,819	$15,663	$16,279	$14,891	$14,246
Past due 90 days and still accruing	—	—	—	—	—

Past due 90 days	15,819	15,663	16,279	14,891	14,246
Past due less than 90 days and on nonaccrual	4,522	4,442	468	450	4,765

Total nonperforming loans	20,341	20,105	16,747	15,341	19,011
Other real estate owned	1,613	1,832	2,651	3,262	3,127
Repossessed assets	3	14	76	54	234

Total nonperforming assets	$21,957	$21,951	$19,474	$18,657	$22,372